                                 EMPLOYMENT AGREEMENT

    THIS AGREEMENT is made and entered into as of August ___, 1996 by and between REGENCY INVESTMENT ADVISORS INCORPORATED, a California corporation ("Employer"), and Alan R. Graas ("Employee").

    RECITALS

    WHEREAS, Employer and Employee desire to enter into an agreement for the purposes of engaging the services of Employee by reason of his experience, training and ability in the financial services and money management industry;

    NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Employer and Employee agree as follows:

    AGREEMENT

    I. TERM OF EMPLOYMENT. Employer employs Employee and Employee hereby accepts employment with Employer, upon the terms and conditions hereinafter set forth, for a period of three (3) years from the date hereof, and on each anniversary date thereafter, the term of this Agreement shall be deemed automatically extended for an additional one (1) year term, subject to the termination provisions of paragraph 16.

    II. DUTIES AND OBLIGATIONS OF EMPLOYEE. Employee shall serve as the President Employer and shall perform the customary duties of such office as may from time to time be reasonably requested of him by the Board of Directors of Employer or the Chief Executive Officer of Regency Bancorp and Regency Bank, in addition to the following:

         A. Participating in community affairs which are beneficial to the Employer, Regency Bancorp, Regency Bank and their respective subsidiaries;

         B. Maintaining a good relationship with the Boards of Directors of Employer, Regency Bancorp, Regency Bank and their respective subsidiaries, and the shareholders of Regency Bancorp;

         C. Maintaining a good relationship with regulatory agencies and governmental authorities having jurisdiction over Employer, Regency Bancorp, Regency Bank or their respective subsidiaries; and

         D. Providing leadership in planning and implementing the conduct of business and the affairs of Employer.

    III. DEVOTION TO EMPLOYER'S BUSINESS.

         A. Employee shall devote his full business time, ability, and attention to the business of Employer during the term of this Agreement and shall not during the term of this Agreement, without the prior written consent of Employer's Board of Directors, engage in

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

any other business activities, duties, or pursuits whatsoever, or directly or indirectly render any services of a business, commercial, or professional nature to any other person or organization, whether for compensation or otherwise, which are in conflict with the business of Employer, Regency Bancorp, Regency Bank or their respective subsidiaries. The preceding sentence shall not probibit Employee from continuing as the General Partner of Graas Family Limited Partnership, a California limited partnership, nor prevent Graas Family Limited Partnership from holding the insurance license(s) of Employee and receiving insurance commissions and other income generated by the activities of Employee as described herein so long as all of such commissions and other income earned from the date of Employee's employment by Employer are passed through to Employer. Nothing in this Agreement shall be interpreted to prohibit Employee from making passive personal investments. However, Employee shall not directly or indirectly acquire, hold, or retain any material interest in any business competing with or similar in nature to the business of Employer, Regency Bancorp, Regency Bank or their respective subsidiaries, provided, however, that nothing in this paragraph 3 (a) shall be deemed to prohibit Employee from purchasing or owning equity securities of any issuer if those securities constitute less than five percent of the class of equity securities and that class is registered under the Securities Exchange Act of 1934.

         B. Employee agrees to conduct himself at all times with due regard to public conventions and morals. Employee further agrees not to do or commit any act that will reasonably tend to shock or offend the community, or to prejudice Employer, Regency Bancorp, Regency Bank or their respective subsidiaries.

         C. Employee hereby represents and agrees that the services to be performed under the terms of this Agreement are of a special, unique, unusual, extraordinary, and intellectual character that gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Employee therefore expressly agrees that Employer, in addition to any other rights or remedies that Employer may possess, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this Agreement by Employee.

    IV. NONCOMPETITION BY EMPLOYEE. Employee shall not, during the term of this Agreement, directly or indirectly, either as an employee, employer, consultant, agent, principal, stockholder, officer, director, or in any other individual or representative capacity, engage or participate in any competitive banking, financial services or money management business.

    V. INDEMNIFICATION FOR NEGLIGENCE OR MISCONDUCT. Employee shall indemnify and hold Employer harmless from all liability for loss, damage, or injury to persons or property resulting from the gross negligence or intentional misconduct of the Employee.

    VI. DISCLOSURE OF INFORMATION. Employee shall not, either before or after termination of this Agreement, disclose to anyone any information relating to Employer, Regency Bancorp, Regency Bank or their respective subsidiaries or any financial information, trade or business secrets, customer lists, computer software or other information not otherwise publicly available concerning the business or operations of Employer, Regency Bancorp,

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

Regency Bank or their respective subsidiaries. Employee recognizes and acknowledges that any financial information concerning any customers of Employer, Regency Bancorp, Regency Bank or their respective subsidiaries, as it may exist from time to time, is strictly confidential and is a valuable, special and unique business asset. Employee shall not, either before or after termination of this Agreement, disclose to anyone said financial information or any part thereof, for any reason or purpose whatsoever. This paragraph 6 shall survive the expiration or termination of this Agreement.

    VII. WRITTEN OR PRINTED MATERIAL. All written or printed materials, notebooks and records used by Employee in performing duties for Employer, Regency Bancorp, Regency Bank or their respective subsidiaries, other than Employee's personal notes and diaries, are and shall remain the sole property of Employer. Upon termination of employment, Employee shall promptly return all such material (including all copies) to Employer. Employee agrees to hold all of the foregoing materials in confidence and not to, directly or indirectly, disclose, use copy, publish, summarize, or remove from the premises of Employer, Regency Bancorp, Regency Bank or their respective subsidiaries, such materials except during the period of employment described herein to the extent necessary to carry out Employee's responsibilities under this Agreement and, after termination of the period of employment hereunder, for three (3) years, unless specifically authorized in writing by the Board of Directors of Employer. Employee acknowledges that the pursuit of activities forbidden by this paragraph 7 would necessarily involve the use or disclosure of Employer's proprietary information but that proof of such breach would be extremely difficult. To forestall such disclosure, use and breach, and in consideration of the employment under this Agreement, Employee agrees that for a period of three (3) years after termination of his employment, Employee shall not, for himself or any third party, use proprietary information of Employer, Regency Bancorp, Regency Bank or their respective subsidiaries to solicit the business of any of their respective customers by initiating direct contact with such customers or to otherwise interfere with the business relationship between any of them and any such customer, except that, upon termination of this Agreement, an announcement thereof shall be sent to the customers of Employer in form and substance as Employer and Employee shall in good faith mutually agree. This paragraph 7 shall survive expiration or termination of this Agreement. Nothing in this paragraph 7 is intended to limit any remedy of Employer, Regency Bancorp, Regency Bank or their respective subsidiaries under the California Uniform Trade Secrets Act (California Civil Code Section 3426), or otherwise available under law.

    VIII. SURETY BOND. Employee agrees that he will furnish all information and take any other steps necessary from time to time to enable Employer to obtain or maintain a fidelity bond conditional on the rendering of a true account by Employee of all monies, goods, or other property which may come into the custody, charge, or possession of Employee during the term of his employment. The surety company issuing the bond and the amount of the bond must be acceptable to Employer. All premiums on the bond shall be paid by Employer. If Employee cannot qualify for a surety bond at any time during the term of this Agreement, Employer shall have the option to terminate this Agreement immediately without any obligation to pay severance benefits to Employee in accordance with paragraph 16 (d) of this

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

Agreement and without further obligation to Employee other than to pay accrued salary, benefits or reimbursements.

    IX. BASE SALARY. In consideration for the services to be performed hereunder, Employee shall receive a salary at the rate of One Hundred Twenty-One Thousand Five Hundred Dollars ($121,500.00) per annum, payable in installments during the term of this Agreement of approximately Five Thousand Sixty-Two Dollars and Fifty Cents ($5,062.50) on the fifteenth and last day of each month, subject to applicable adjustments for withholding taxes and prorations for any partial employment period. Employee shall receive such annual adjustments in salary, if any, as may be determined in the sole discretion of Employer's Board of Directors or the Chief Executive Officer of Regency Bancorp and Regency Bank, resulting from the annual review of Employee's compensation in the first quarter of each year during the term of this Agreement.

    X. SALARY CONTINUATION DURING DISABILITY. If Employee for any reason (except as expressly provided below) becomes temporarily or permanently disabled so that he is unable to perform the duties under this Agreement, Employer agrees to pay Employee the base salary otherwise payable to Employee pursuant to paragraph 9 of this Agreement, reduced by the amounts received by Employee from state disability insurance, or worker's compensation or other similar insurance benefits through policies provided by Employer, for a period of six (6) months from the date of disability.

    For purposes of this paragraph 10, "disability" shall be defined as provided in Employer's disability insurance program. Notwithstanding anything herein to the contrary, Employer shall have no obligation to make payments for a disability resulting from the deliberate, intentional actions of Employee, such as, but not limited to, attempted suicide or chemical dependence of Employee.

    XI. INCENTIVE COMPENSATION. Employee shall be entitled to receive bonus or incentive compensation subject to the right of the Board of Directors, in its sole discretion, to determine the amount of compensation available for bonus or incentive payments to Employee each year during the term of this Agreement in connection with its review of Employee's performance and Employer's results of operations.

    XII.   STOCK OPTIONS.   Regency Bancorp may, but is not obligated to, grant
stock options to Employee in the future which grants, if any, shall be within the sole discretion of the Boards of Directors of Employer and Regency Bancorp and subject to the terms and provisions Regency Bancorp's stock option plan pursuant to which such grants are effected. Any such grants shall be evidenced by a stock option agreement entered into between Regency Bancorp and Employee pursuant to such stock option plan and a copy of each such stock option agreement shall be attached to this Agreement as an exhibit. Notwithstanding any provision of any such stock option plan or any such stock option agreement to the contrary, no rights of employment shall be conferred upon Employee or result from any such stock option plan or any stock option agreement entered into between Regency Bancorp and Employee. Any employment rights and corresponding duties of Employee pursuant to his employment by

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Employer shall be limited to and interpreted solely in accordance with the terms and provisions of this Agreement.

    XIII. OTHER BENEFITS. Employee shall be entitled to those employee benefits adopted by Employer for all employees of Employer, subject to applicable qualification requirements and regulatory approval requirements, if any. Employee shall be further entitled to the following additional benefits which shall supplement or replace, to the extent duplicative of any part or all of the general employee benefits, the benefits otherwise provided to Employee:

         A. VACATION. Employee shall be entitled to twenty-one (21) days annual vacation leave at his then existing rate of base salary each year during the term of this Agreement. Employee may be absent from his employment for vacation as long as such leave is reasonable and does not jeopardize his responsibilities and duties specified in this Agreement. The length of vacation should not exceed two (2) weeks without the approval of the Chief Executive Officer of Regency Bancorp and Regency Bank. Accrual of vacation time, if any, shall be determined in accordance with Employer's personnel policies.

         B. AUTOMOBILE ALLOWANCE AND INSURANCE. Employer shall pay to Employee an automobile allowance of Four Thousand Two Hundred Dollars ($4,200.00) per year during the term of this Agreement, payable at the rate of Three Hundred Fifty Dollars ($350.00) per month. Employee shall acquire or otherwise make available for his business and personal use an automobile, suitable to his position, and (i) maintain it in good condition and repair; (ii) maintain public liability insurance and property damage insurance policies with insurer(s) acceptable to Employer and such coverages in such amounts as may be acceptable to Employer from time to time; and (iii) such policies shall name Employer as an additional insured, subject to the requirement that Employee's allowance described above shall be increased in an amount equal to the additional premium expense, if any, resulting from Employer being named as an additional insured. Employer may, in its sole discretion, elect to provide and pay for such insurance policies in lieu of Employee maintaining such policies.

    XIV. ANNUAL PHYSICAL EXAMINATION. Employer shall pay or reimburse Employee for the cost of an annual physical examination conducted by a California licensed physician selected by Employee and reasonably acceptable to Employer.

    XV. BUSINESS EXPENSES. Employee shall be reimbursed for all ordinary and necessary expenses incurred by Employee in connection with his employment. Employee shall also be reimbursed for reasonable expenses incurred in activities associated with promoting the business of Employer, including expenses for entertainment, travel, conventions, educational programs, club memberships and similar items. Employer will pay for or will reimburse Employee for such expenses upon presentation by Employee from time to time of receipts or other appropriate evidence of such expenditures.

    XVI.   TERMINATION OF AGREEMENT.

         A. AUTOMATIC TERMINATION. This Agreement shall terminate automatically without further act of the parties and immediately upon the occurrence of any one of the

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following events, subject to either party's right, without any obligation whatsoever, to waive an event reasonably susceptible of waiver, and the obligation of Employer to pay the amounts which would otherwise be payable to Employee under this Agreement through the end of the month in which the event occurs, except that only in the event of termination based upon subparagraphs
(1), (4) or (12, to the extent of Employer's breach) below shall Employee be entitled to receive severance payments based upon automatic termination pursuant to paragraph 16 (d) of this Agreement:

              1. The occurrence of circumstances that make it impossible or impractical for Employer, Regency Bancorp and Regency Bank to conduct or continue their business.

              2.   The death of Employee.

              3.   The loss by Employee of legal capacity.

              4. The loss by Employer, Regency Bancorp and Regency Bank of legal capacity to contract.

              5. The willful, intentional and material breach of duty by Employee in the course of his employment.

              6. The habitual and continued neglect by Employee of his employment duties and obligations under this Agreement.

              7. The continuous mental or physical incapacity of Employee, subject to Employee's rights under paragraph 10 of this Agreement.

              8. Employee's willful and intentional violation of any State of California or federal banking laws, or of the Bylaws, rules, policies or resolutions of Employer, Regency Bancorp or Regency Bank or of the rules or regulations of the California Superintendent of Banks or the Federal Deposit Insurance Corporation, or other regulatory agency or governmental authority having jurisdiction over Employer, Regency Bancorp, Regency Bank or their respective subsidiaries.

              9. The determination by a state or federal banking agency or governmental authority having jurisdiction over Employer, Regency Bancorp, Regency Bank or their respective subsidiaries that Employee is not suitable to act in the capacity for which he is employed by Employer.

              10. Employee is convicted of any felony or a crime involving moral turpitude or commits a fraudulent or dishonest act.

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

              11. Employee discloses without authority any secret or confidential information concerning Employer, Regency Bancorp, Regency Bank or their respective subsidiaries or takes any action which Employer's Board of Directors determines, in its sole discretion and subject to good faith, fair dealing and reasonableness, constitutes unfair competition with or induces any customer to breach any contract with Employer, Regency Bancorp, Regency Bank or their respective subsidiaries.

              12. Either party breaches the terms or provisions of this Agreement.

         B. TERMINATION BY EMPLOYER. Employer may, at its election and in its sole discretion, terminate this Agreement for any reason, or for no reason, by giving not less than thirty (30) days' prior written notice of termination to Employee, without prejudice to any other remedy to which Employer may be entitled either at law, in equity or under this Agreement. Upon such termination, Employee shall be entitled to receive any employment benefits which shall have accrued prior to such termination and the severance pay specified in paragraph 16 (d) below.

         C. TERMINATION BY EMPLOYEE. This Agreement may be terminated by Employee for any reason, or no reason, by giving not less than thirty (30) days' prior written notice of termination to Employer. Upon such termination, all rights and obligations accruing to Employee under this Agreement shall cease, except that such termination shall not prejudice Employee's rights regarding employment benefits which shall have accrued prior to such termination and any other remedy which Employee may have at law, in equity or under this Agreement, which remedy accrued prior to such termination.

         D. SEVERANCE PAY - TERMINATION BY EMPLOYER. In the event of termination by Employer pursuant to paragraph 16 (b) or automatic termination based upon paragraph 16 (a) (1), (4) or (12, to the extent of Employer's breach) of this Agreement, Employee shall be entitled to receive severance pay at Employee's rate of salary immediately preceding such termination equal to six
(6) months' salary (in addition to incentive compensation or bonus payments due Employee, if any) payable in twelve (12) substantially equal installments on the fifteenth and last day of each month following such termination.
Notwithstanding the foregoing, in the event of a "change in control" as defined in subparagraph (e) below, Employee shall not be entitled to severance pay pursuant to this subparagraph (d) and any rights of Employee to severance pay shall be limited to such rights as are specified in subparagraph (e) below. Employee acknowledges and agrees that severance pay pursuant to this subparagraph (d) is in lieu of all damages, payments and liabilities on account of the early termination of this Agreement and the sole and exclusive remedy for Employee terminated at the will of Employer pursuant to paragraph 16(b) or pursuant to certain provisions of paragraph 16 (a) described herein.

         E. SEVERANCE PAY - CHANGE IN CONTROL. In the event of a "change in control" as defined herein and within a period of one (1) year following consummation of such a change in control (i) Employee's employment is terminated; or (ii) without Employee's

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consent there occurs (A) any adverse change in the nature and scope of
Employee's position, responsibilities, duties, salary, benefits or location of employment, or (B) any event which reasonably constitutes a demotion, significant diminution or constructive termination (by resignation or otherwise) of Employee's employment, then Employee shall be entitled to receive severance pay in addition to any bonus or incentive compensation payments due Employee. Any such severance pay due Employee shall be in an amount equal to one (1) times Employee's average annual compensation for the five (5) years immediately preceding the change in control. Employee's average annual compensation shall be the average of the aggregate compensation paid by Employer to Employee which was includable in Employee's gross income for federal income tax purposes for the five (5) tax years ending immediately prior to the change in control divided by the number five (5) or the number less than five which reflects the number of years of employment prior to termination or the occurrence of an event described above in this paragraph 16 (e) (ii).

    If all or any portion of the amounts payable to Employee pursuant to this paragraph 16 (e) alone or together with other payments which Employee has the right to receive from Employer, constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), that are subject to the excise tax imposed by Section 4999 of the Code (or similar tax and/or assessment), such amounts payable hereunder shall be reduced to the extent necessary, after first applying any similar reduction in payments to be received from any other plan or program sponsored by Employer from which Employee has a right to receive payments subject to Sections 280G and 4999 of the Code, including without limitation any Salary Continuation Agreement made between Employer and Employee, so as to cause a reduction of any excise tax pursuant to Section 4999 of the Code to equal "zero".

    Any such severance shall be payable in twenty-four (24) substantially equal installments on the fifteenth and last day of each month following such termination or an event described in paragraph 16 (e) (ii) of this Agreement. Such severance payment, if any, shall be in lieu of all damages, payments and liabilities on account of the events described above for which such severance payment, if any, may be due Employee and any severance payment rights of Employee under paragraph 16 (d) of this Agreement. This subparagraph (e) shall be binding upon and inure to the benefit of the parties and any successors or assigns or employer or any "person" as defined herein.

    Notwithstanding the foregoing, Employee shall not be entitled to receive nor shall Employer, its successors, assigns or any "person" as defined herein be obligated to pay severance payments pursuant to this subparagraph (e) in the event of an occurrence described in paragraph 16, subparagraphs (5), (6), (8),
(10), (11) or (12, to the extent of an Employee breach), or in the event of a determination pursuant to subparagraph (9) thereof, or in the event Employee terminates employment in accordance with paragraph 16 (c) and the termination is not a result of or based upon the occurrence of any event described in paragraph 16 (e) (ii).

    A "change in control" of Employer for purposes of this Agreement and subparagraph (e) shall mean the occurrence of any of the following events with respect to Employer (with

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the term "Employer" being defined for such a change in control to include
Regency Bancorp and Regency Bank), but specifically excluding from a "change in control" any of the following events in which an employee stock ownership plan sponsored by Regency Bancorp is involved as a party or participant in acquiring "control" or in a transaction or series of transactions resulting in such a "change in control": (i) a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or in response to any other form or report to the regulatory agencies or governmental authorities having jurisdiction over Employer or any stock exchange on which Employer's shares are listed which requires the reporting of a change in control; (ii) any merger, consolidation or reorganization of Employer in which Employer does not survive; (iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) of any assets of Employer having an aggregate fair market value of fifty percent (50%) of the total value of the assets of Employer, reflected in the most recent balance sheet of Employer; (iv) a transaction whereby any "person" (as such term is used in the Exchange Act or any individual, corporation, partnership, trust or any other entity) is or becomes the beneficial owner, directly or indirectly, of securities of Employer representing 25% or more of the combined voting power of Employer's then outstanding securities; (v) if in any one year period, individuals who at the beginning of such period constitute the Board of Directors of Employer cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by Employer's shareholders, of each new director is approved by a vote of a least three-quarters of the directors then still in office who were directors at the beginning of the period; (iv) a majority of the members of the Board of Directors of Employer in office prior to the happening of any event determines in its sole discretion that as a result of such event there has been a change in control.

    XVII. NOTICES. Any notices to be given hereunder by either party to the other shall be in writing and may be transmitted by personal delivery or by U.S. mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses listed as follows:

    Employer: Principal place of business

    Employee: Principal place of business as shown in Employer's Personnel Records and Employee's personal file.

Each party may change the address for receipt of notices by written notice in accordance with this paragraph 17. Notices delivered personally shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated as of three (3) days after the date of mailing.

    XVIII. ARBITRATION. All claims, disputes and other matters in question arising out of or relating to this Agreement or the breach or interpretation thereof, other than those matters which are to be determined by the Employer in its sole and absolute discretion, shall be resolved by binding arbitration before a representative member, selected by the mutual agreement of the parties, of the Judicial Arbitration and Mediation Services, Inc. ("JAMS"),

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presently located at 111 Pine Street, Suite 710, in San Francisco, California,
in accordance with the rules and procedures of JAMS then in effect. In the event JAMS is unable or unwilling to conduct such arbitration, or has discontinued its business, the parties agree that a representative member, selected by the mutual agreement of the parties, of the American Arbitration Association ("AAA"), presently located at 417 Montgomery Street, in San Francisco, California, shall conduct such binding arbitration in accordance with the rules and procedures of the AAA then in effect. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with JAMS (or AAA, if necessary). In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Any award rendered by JAMS or AAA shall be final and binding upon the parties, and as applicable, their respective heirs, beneficiaries, legal representatives, agents, successors and assigns, and may be entered in any court having jurisdiction thereof. The obligation of the parties to arbitrate pursuant to this clause shall be specifically enforceable in accordance with, and shall be conducted consistently with, the provisions of Title 9 of Part 3 of the California Code of Civil Procedure. Any arbitration hereunder shall be conducted in Fresno, California, unless otherwise agreed to by the parties.

    XIX. ATTORNEYS' FEES AND COSTS. In the event of litigation, arbitration or any other action or proceeding between the parties to interpret or enforce this Agreement or any part thereof or otherwise arising out of or relating to this Agreement, the prevailing party shall be entitled to recover its costs related to any such action or proceeding and its reasonable fees of attorneys, accountants and expert witnesses incurred by such party in connection with any such action or proceeding. The prevailing party shall be deemed to be the party which obtains substantially the relief sought by final resolution, compromise or settlement, or as may otherwise be determined by order of a court of competent jurisdiction in the event of litigation, an award or decision of one or more arbitrators in the event of arbitration, or a decision of a comparable official in the event of any other action or proceeding. Every obligation to indemnify under this Agreement includes the obligation to pay reasonable fees of attorneys, accountants and expert witnesses incurred by the indemnified party in connection with matters subject to indemnification.

    XX. ENTIRE AGREEMENT. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the employment of Employee by Employer and contains all of the covenants and agreements between the parties with respect to the employment of Employee by Employer. Each party to this Agreement acknowledges that no other representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not set forth herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

    XXI. MODIFICATIONS. Any modification of this Agreement will be effective only if it is in writing and signed by a party or its authorized representative.

    XXII. WAIVER. The failure of either party to insist on strict compliance with any of the terms, provisions, covenants, or conditions of this Agreement by the other party shall not

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be deemed a waiver of any term, provision, covenant, or condition, individually or in the aggregate, unless such waiver is in writing, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

    XXIII. PARTIAL INVALIDITY. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

    XXIV. INTERPRETATION. This Agreement shall be construed without regard to the party responsible for the preparation of the Agreement and shall be deemed to have been prepared jointly by the parties. Any ambiguity or uncertainty existing in this Agreement shall not be interpreted against either party, but according to the application of other rules of contract interpretation, if an ambiguity or uncertainty exists.

    XXV. GOVERNING LAW AND VENUE. The laws of the State of California, other than those laws denominated choice of law rules, shall govern the validity, construction and effect of this Agreement. Any action which in any way involves the rights, duties and obligations of the parties hereunder shall be brought in the courts of the State of California and venue for any action or proceeding shall be in Fresno County or in the United States District Court for the Eastern District of California, and the parties hereby submit to the personal jurisdiction of said courts.

    XXVI. PAYMENTS DUE DECEASED EMPLOYEE. If Employee dies prior to the expiration of the term of his employment, any payments that may be due Employee from Employer under this Agreement as of the date of death shall be paid to Employee's executors, administrators, heirs, personal representatives, successors, or assigns.

    IN WITNESS WHEREOF, the parties have executed this Agreement consisting of twelve pages in the City of Fresno, County of Fresno, State of California as of the date set forth above.

EMPLOYER:                              EMPLOYEE:


REGENCY INVESTMENT ADVISORS

INCORPORATED


By:__________________________          ___________________________
    Steven F. Hertel                        Alan R. Graas
    President


[ADD NOTARIAL ACKNOWLEDGEMENT]

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